Exhibit 10.3

SECURITY AGREEMENT

As of September 11, 2023, for value received, the undersigned (“Pledgor” or “Borrower”) pledges, assigns and grants to Comerica Bank (“Bank”), a continuing security interest and lien (any pledge, assignment, security interest or other lien arising hereunder is sometimes referred to herein as a “security interest”) in the Collateral (as defined below) to secure payment when due, whether by stated maturity, demand, acceleration or otherwise, of all existing and future Indebtedness (as hereinafter defined) of Pledgor to Bank. “Indebtedness” shall mean any and all indebtedness, obligations or liabilities of Borrower and/or Pledgor to Bank, howsoever arising, evidenced or incurred, whether absolute or contingent, direct or indirect, voluntary or involuntary, liquidated or unliquidated, joint or several, and whether known or unknown, and whether originally payable to Bank or to a third party and subsequently acquired by Bank, including, without limitation: (a) any and all direct indebtedness of Borrower and/or Pledgor to Bank, including indebtedness evidenced by any and all promissory notes; (b) any and all obligations or liabilities of Borrower and/or Pledgor to Bank arising under any guaranty where Borrower and/or Pledgor has guaranteed the payment of indebtedness owing to Bank from a third party; (c) any and all obligations or liabilities of Borrower and/or Pledgor to Bank arising from applications or agreements for the issuance of letters of credit; (d) any and all obligations or liabilities of Borrower and/or Pledgor to Bank arising from corporate/commercial credit cards; (e) late charges, loan fees or charges and overdraft indebtedness; (f) any agreement to indemnify Bank for environmental liability or to clean up hazardous waste; (g) any and all indebtedness, obligations or liabilities for which Borrower and/or Pledgor would otherwise be liable to Bank were it not for the invalidity, irregularity or unenforceability of them by reason of any bankruptcy, insolvency or other law or order of any kind, or for any other reason, including, without limit, liability for interest and attorneys’ fees on, or in connection with, any of the Indebtedness from and after the filing by or against Borrower and/or Pledgor of a bankruptcy petition, whether an involuntary or voluntary bankruptcy case, including, without limitation, all attorneys’ fees and costs incurred in connection with motions for relief from stay, cash collateral motions, nondischargeability motions, preference liability motions, fraudulent conveyance liability motions, fraudulent transfer liability motions and all other motions brought by Borrower, Pledgor, Bank or third parties in any way relating to Bank’s rights with respect to Borrower, Pledgor or third party and/or affecting any collateral securing any obligation owed to Bank by Borrower, Pledgor or any third party, probate proceedings, on appeal or otherwise; (h) any and all amendments, modifications, renewals and/or extensions of any of the above, including, without limit, amendments, modifications, renewals and/or extensions which are evidenced by new or additional instruments, documents or agreements; (i) all costs incurred by Bank in establishing, determining, continuing, or defending the validity or priority of its security interest, or in pursuing its rights and remedies under this Security Agreement (this “Agreement”) or under any other agreement between Bank and Borrower and/or Pledgor or in connection with any proceeding involving Bank as a result of any financial accommodation to Borrower, and/or Pledgor; and (j) all costs of collecting Indebtedness, including, without limit, attorneys’ fees and costs. Any reference in this Agreement to attorneys’ fees shall be deemed a reference to reasonable fees, charges, costs and expenses of counsel and paralegals, whether inside or outside counsel is used, and whether or not a suit or action is instituted, and to court costs if a suit or action is instituted, and whether attorneys’ fees or court costs are incurred at the trial court level, on appeal, in a bankruptcy, administrative or probate proceeding or otherwise. All costs and expenses shall be payable immediately by the Pledgor when incurred by Bank, immediately upon demand, and until paid shall bear interest at the highest per annum rate applicable to any of the Indebtedness, but not in excess of the maximum rate permitted by law.

Pledgor further covenants, agrees, represents and warrants as follows:

1. Collateral. Collateral shall mean all personal property of Pledgor including, without limitation, all of the following property Pledgor now or later owns or has an interest in, wherever located:

all Accounts Receivable (for purposes of this Agreement, “Accounts Receivable” consists of all accounts, general intangibles (including, without limit, payment intangibles and software), chattel paper (including, without limit, electronic chattel paper and tangible chattel paper), contract rights, deposit accounts, documents (including, without limit, negotiable documents), instruments (including, without limit, promissory notes) and rights to payment evidenced by chattel paper, documents or instruments, health care insurance receivables, commercial tort claims, letters of credit, letter of credit rights, supporting obligations, money and rights to payment for money or funds advanced or sold), all Inventory (including, without limit, returns and repossessions),

all investment property (including, without limit, securities, securities entitlements, and financial assets), all securities accounts and all investment property contained therein, including, without limitation, all securities and securities entitlements, financial assets, instruments or other property contained in such securities accounts, and all other investment property, financial assets, instruments or other property at any time held or maintained in such securities accounts, together with all investment property, financial assets, instruments or other property at any time substituted for all or for any part of the foregoing, and all interest, dividends, increases, profits, new investment property, financial assets, instruments or other property and or other increments, distributions or rights of any kind received on account of any of the foregoing, and all other income received in connection therewith, all Equipment and Fixtures,

specific items listed below and/or on attached Exhibit A, if any:

Account No. 1811-20578-8 maintained with Bank in the name of Pledgor,

all Software (for purposes of this Agreement “Software” consists of all (i) computer programs and supporting information provided in connection with a transaction relating to the program, and (ii) computer programs embedded in goods and any supporting information provided in connection with a transaction relating to the program whether or not the program is associated with the goods in such a manner that it customarily is considered part of the goods, and whether or not, by becoming the owner of the goods, a person acquires a right to use the program in connection with the goods, and whether or not the program is embedded in goods that consist solely of the medium in which the program is embedded), all general intangibles (including, without limit, software) acquired or used in connection with any of the Collateral,

all goods, instruments (including, without limit, promissory notes), documents (including, without limit, negotiable documents), policies and certificates of insurance, deposit accounts, deposits, money, investment property or other property (except real property which is not a fixture) which are now or later in possession or control of Bank, or as to which Bank now or later controls possession by documents or otherwise, all additions, attachments, accessions, parts, replacements, substitutions, renewals, interest, dividends, distributions, rights of any kind (including, but not limited to, stock splits, stock rights, voting and preferential rights), products, and all cash and non-cash proceeds of or pertaining to the above, including, without limit, insurance and condemnation proceeds, and cash or other property which were proceeds and are recovered by a bankruptcy trustee or otherwise as a preferential transfer by Pledgor, and all of Pledgor’s Books and records with respect to any of the foregoing (including, without limit, computer software and the computers and equipment containing said books and records).

In the definition of Collateral, a reference to a type of collateral shall not be limited by a separate reference to a more specific or narrower type of that collateral.

2. Warranties, Covenants and Agreements. Pledgor warrants, covenants and agrees as follows:

2.1	Pledgor shall furnish to Bank, in form and at intervals as Bank may request, any information Bank may reasonably request and allow Bank to examine, inspect, and copy any of Pledgor’s books and records. Pledgor shall, at the request of Bank, mark its records and the Collateral to clearly indicate the security interest of Bank under this Agreement.

2.2	At the time any Collateral becomes, or is represented to be, subject to a security interest in favor of Bank, Pledgor shall be deemed to have warranted that: (a) Pledgor is the lawful owner of the Collateral and has the right and authority to subject it to a security interest granted to Bank; (b) none of the Collateral is subject to any security interest other than that in favor of Bank and other Permitted Encumbrances (as defined in that certain Credit Agreement, dated as of the date hereof between Pledgor and Bank (the “Credit Agreement”)); (c) there are no financing statements on file in respect of any of the Collateral, other than in favor of Bank; (d) no person, other than Bank, has possession or control (as defined in the Uniform Commercial Code) of any Collateral of such nature that perfection of a security interest may be accomplished by control; and (e) Pledgor acquired its rights in the Collateral in the ordinary course of its business.

2.3	Pledgor will keep the Collateral free at all times from all claims, liens, security interests and encumbrances other than those in favor of Bank and other Permitted Encumbrances. Pledgor will not, without the prior written consent of Bank, sell, transfer or lease, or permit to be sold, transferred or leased, any or all of the Collateral, except for Inventory sold in the ordinary course of its business and will not return any Inventory to its supplier. Pledgor hereby acknowledges and agrees that Bank may place a “hold” on, and completely restrict Pledgor’s access to, any account of Pledgor at Bank that constitutes Collateral hereunder. Bank or its representatives may, at all reasonable times, inspect the Collateral and may enter upon all premises where the Collateral is kept or might be located. Pledgor shall reimburse Bank for all reasonable costs and expenses incurred by Bank in connection with such inspections.

2.4	Pledgor will do all acts and will execute and/or deliver or cause to be executed and/or delivered all writings requested by Bank to establish, maintain and continue an exclusive, perfected and first security interest of Bank in the Collateral. By executing this Agreement and becoming bound by the terms hereof, Pledgor expressly authorizes the filing of financing statements and any amendments thereto covering the Collateral, and authorizes Bank or its representatives to take such other actions as may be necessary or appropriate to perfect and maintain Bank’s security interest in the Collateral. Pledgor acknowledges and agrees that Bank has no obligation to acquire or perfect any lien on or security interest in any asset(s), whether realty or personalty, to secure payment of the Indebtedness, and Pledgor is not relying upon assets in which Bank has or may have a lien or security interest for payment of the Indebtedness. In the event that any Collateral, or any of Pledgor’s books or records relating to any Collateral, is at any time located or stored at or upon leased premises or with a bailee, warehouseman or other third party, Pledgor shall promptly provide written notice thereof to Bank and, upon Bank’s request, cause such lessor, bailee, warehouseman or other third party to execute and deliver unto Bank such documents, instruments or agreements as Bank may reasonably require, in each case in form and substance acceptable to Bank, pursuant to which such lessor, bailee, warehouseman or other third party acknowledges Bank’s security interest in such Collateral and that it is holding such Collateral for the benefit of Bank and permits Bank access to and possession of such Collateral.

2.5	Pledgor will pay, within the time that they can be paid without interest or penalty, all taxes, assessments and similar charges which at any time are or may become a lien, charge, or encumbrance upon any Collateral, except to the extent contested in good faith and bonded in a manner satisfactory to Bank. If Pledgor fails to pay any of these taxes, assessments, or other charges in the time provided above, Bank has the option (but not the obligation) to do so and Pledgor agrees to repay all amounts so expended by Bank immediately upon demand, together with interest at the highest lawful default rate which could be charged by Bank on any Indebtedness. Any such payments made by bank shall not constitute (a) any agreement by Bank to make similar payments in the future, or (b) a waiver by Bank of any Event of Default under this Agreement. Bank need not inquire as to, or contest the validity of, any such taxes, assessments and similar charges, and the usual official notice of such taxes, assessments and similar charges shall be conclusive evidence that the same are validly due and owing. Such payments shall constitute Indebtedness secured by this Agreement.

2.6	Pledgor will keep the Collateral in good condition and will protect it from loss, damage, or deterioration from any cause. Pledgor has and will maintain at all times (a) with respect to the Collateral, insurance under an “all risk” policy against fire and other risks customarily insured against, and (b) public liability insurance and other insurance as may be required by law or reasonably required by Bank. All of such insurance policies shall be in amount, form and content, and written by companies as may be satisfactory to Bank, and shall contain a lender’s loss payable endorsement in favor of and acceptable to Bank. All such policies shall contain a provision whereby they may not be canceled or materially amended except upon thirty (30) days’ prior written notice to Bank. Pledgor will promptly deliver to Bank, at Bank’s request, evidence satisfactory to Bank that such insurance has been so procured and, with respect to casualty insurance, made payable to Bank. Pledgor hereby appoints Bank, or any employee or agent of Bank, as Pledgor’s attorney-in-fact, which appointment is coupled with an interest and irrevocable, and authorizes Bank, or any employee or agent of Bank, on behalf of Pledgor, to adjust and compromise any loss under said insurance and to endorse any check or draft payable to Pledgor in connection with returned or unearned premiums on said insurance or the proceeds of said insurance, and any amount so collected may be applied toward satisfaction of the Indebtedness; provided, however, that Bank shall not be required hereunder so to act. If Pledgor fails to maintain satisfactory insurance, Bank has the option (but not the obligation) to do so and Pledgor agrees to repay all amounts so expended to Bank immediately upon demand, together with interest at the highest lawful default rate which could be charged by Bank on any Indebtedness. Such amounts so expended by Bank shall constitute Indebtedness secured by this Agreement. TEXAS FINANCE CODE § 307.052 COLLATERAL PROTECTION INSURANCE NOTICE : (A) PLEDGOR IS REQUIRED TO: (i) KEEP THE COLLATERAL INSURED AGAINST DAMAGE IN THE AMOUNT EQUAL TO THE INDEBTEDNESS TO BANK; (ii) PURCHASE THE INSURANCE FROM AN INSURER THAT IS AUTHORIZED TO DO BUSINESS IN THE STATE OF TEXAS OR AN ELIGIBLE SURPLUS LINES INSURER; AND (iii) NAME BANK AS THE PERSON TO BE PAID UNDER THE POLICY IN THE EVENT OF LOSS; (B) PLEDGOR MUST, IF REQUIRED BY BANK, DELIVER TO BANK A COPY OF THE POLICY AND PROOF OF THE PAYMENT OF PREMIUMS; AND (C) IF PLEDGOR FAILS TO MEET ANY REQUIREMENT LISTED IN CLAUSE (A) OR (B) ABOVE, BANK MAY OBTAIN COLLATERAL PROTECTION INSURANCE ON BEHALF OF THE PLEDGOR AT THE PLEDGOR’S EXPENSE.

2.7	On each occasion on which Pledgor evidences to Bank the account balances on and the nature and extent of the Accounts Receivable, Pledgor shall be deemed to have warranted that, except as otherwise indicated: (a) each of those Accounts Receivable is valid and enforceable without performance by Pledgor of any act; (b) each of those account balances are in fact owing; (c) there are no setoffs, recoupments, credits, contra accounts, counterclaims or defenses against any of those Accounts Receivable; (d) as to any Accounts Receivable represented by a note, trade acceptance, draft or other instrument or by any chattel paper or document, the same has/have been endorsed and/or delivered by Pledgor to Bank; (e) Pledgor has not received with respect to any Account Receivable, any notice of the death of the related account debtor, nor of the dissolution, liquidation, termination of existence, insolvency, business failure, appointment of a receiver for, assignment for the benefit of creditors by, or filing of a petition in bankruptcy by or against, the account debtor; and (f) as to each Account Receivable, except as may be expressly permitted by Bank to the contrary in another document, the account debtor is not an affiliate of Pledgor, the United States of America or any department, agency or instrumentality of it, or a citizen or resident of any jurisdiction outside of the United States. Pledgor will do all acts and will execute all writings requested by Bank to perform, enforce performance of, and collect all Accounts Receivable. Pledgor will deliver to Bank such documents, instruments and other writings evidencing or otherwise relating to the Accounts Receivable as Bank may reasonably request from time to time. Pledgor shall neither make nor permit any modification, compromise or substitution for any Account Receivable without the prior written consent of Bank. Bank may at any time and from time to time verify Accounts Receivable directly with account debtors or by other methods acceptable to Bank without notifying Pledgor. Pledgor agrees, at Bank’s request, to arrange or cooperate with Bank in arranging for verification of Accounts Receivable.

2.8	Pledgor at all times shall be in strict compliance with all applicable laws, including, without limit, any laws, ordinances, directives, orders, statutes, or regulations an object of which is to regulate or improve health, safety, or the environment (“Environmental Laws”).

2.9	If Bank, acting in its sole discretion, redelivers Collateral to Pledgor or Pledgor’s designee for the purpose of: (a) the ultimate sale or exchange thereof; or (b) presentation, collection, renewal, or registration of transfer thereof; or (c) loading, unloading, storing, shipping, transshipping, manufacturing, processing or otherwise dealing with it preliminary to sale or exchange; such redelivery shall be in trust for the benefit of Bank and shall not constitute a release of Bank’s security interest in it or in the proceeds or products of it, unless Bank specifically so agrees in writing. If Pledgor requests any such redelivery, Pledgor expressly authorizes Bank to file a financing statement in form and substance satisfactory to Bank in respect of such Collateral. Any proceeds of Collateral coming into Pledgor’s possession as a result of any such redelivery shall be held in trust for Bank and immediately delivered to Bank for application on the Indebtedness. Bank may (in its sole discretion) deliver any or all of the Collateral to Pledgor, and such delivery by Bank shall discharge Bank from all liability or responsibility for such Collateral. Bank, at its option, may require delivery of any Collateral to Bank at any time with such endorsements or assignments of the Collateral as Bank may request.

2.10	At any time and without notice, Bank may, as to any Collateral: (a) cause any or all of such Collateral to be transferred to its name or to the name of its nominees; (b) receive or collect, by legal proceedings or otherwise, all dividends, interest, principal payments and other sums and all other distributions at any time payable or receivable on account of such Collateral, and hold the same as Collateral, or apply the same to the Indebtedness, the manner and distribution of the application to be in the sole discretion of Bank; (c) enter into any extension, subordination, reorganization, deposit, merger or consolidation agreement or any other agreement relating to or affecting such Collateral, and deposit or surrender control of such Collateral, and accept other property in exchange for such Collateral and hold or apply the property or money so received pursuant to this Agreement; and (d) take such actions in its own name or in Pledgor’s name as Bank, in its sole discretion, deems necessary or appropriate to establish exclusive control (as defined in the Uniform Commercial Code) over any Collateral of such nature that perfection of Bank’s security interest may be accomplished by control.

2.11	Bank may assign any of the Indebtedness and deliver any or all of the Collateral to its assignee, who then shall have with respect to Collateral so delivered all the rights and powers of Bank under this Agreement, and after that Bank shall be fully discharged from all liability and responsibility with respect to Collateral so delivered.

2.12	Pledgor agrees that no security or guarantee now or later held by Bank for the payment of any indebtedness, whether from Borrower, any guarantor or otherwise, and whether in the nature of a security interest, pledge, lien, assignment, setoff, suretyship, guaranty, indemnity, insurance or otherwise, shall affect in any manner the security interests or other rights or interests of Bank under this Agreement or any of the obligations of Pledgor under this Agreement, and Bank, in its sole discretion, without notice to Pledgor, may release, exchange, modify, enforce and otherwise deal with any security or guaranty without affecting in any manner the unconditional pledge of Pledgor under this Agreement.

2.13	Pledgor shall defend, indemnify and hold harmless Bank, its employees, agents, shareholders, affiliates, officers, and directors from and against any and all claims, damages, fines, expenses, liabilities or causes of action of whatever kind, including, without limit, consultant fees, legal expenses, and attorneys’ fees, suffered by any of them as a direct or indirect result of any actual or asserted violation of any law, including, without limit, Environmental Laws, or of any remediation relating to any property required by any law, including, without limit, Environmental Laws, INCLUDING ANY CLAIMS, DAMAGES, FINES, EXPENSES, LIABILITIES OR CAUSES OF ACTION OF WHATEVER KIND RESULTING FROM BANK’S OWN NEGLIGENCE, except and to the extent (but only to the extent) caused by Bank’s gross negligence or willful misconduct. The obligations contained in this Section shall survive termination of this Agreement.

2.14	[Reserved].

2.15	Pledgor agrees that no security or guarantee now or later held by Bank for the payment of any Indebtedness, whether from Borrower, any guarantor, or otherwise, and whether in the nature of a security interest, pledge, lien, assignment, setoff, suretyship, guaranty, indemnity, insurance or otherwise, shall affect in any manner the security interests or other interests granted by Pledgor to or in favor of Bank under this Agreement, or any obligations of Pledgor hereunder or pursuant hereto, and Bank, in its sole discretion, without notice to Pledgor, may release, exchange, modify, enforce and otherwise deal with any security or guaranty without affecting in any manner such security interests or other interests of Bank or any such obligations of Pledgor under this Agreement. Pledgor acknowledges and agrees that Bank has no obligation to acquire or perfect any lien on or security interest in any assets, whether realty or personalty, or to obtain any guaranty to secure payment of the Indebtedness, and Pledgor is not relying upon any guaranty which Bank has or may have or assets in which Bank has or may have a lien or security interest for payment of the Indebtedness.

2.16	Pledgor absolutely, unconditionally, knowingly, and expressly waives: notice of acceptance hereof; any defense arising by reason of or deriving from (i) any claim or defense based upon an election of remedies by Bank; or (ii) any election by Bank under the Bankruptcy Code Section 1111(b) to limit the amount of, or any collateral securing, its claim against Pledgor.

2.17	[Reserved].

2.18	Bank shall have all of the rights to seek recourse against Pledgor to the fullest extent provided for herein. No election by Bank to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of Bank’s right to proceed in any other form of action or proceeding or against other parties, unless Bank has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by Bank under any document or instrument evidencing the Indebtedness shall serve to diminish the liability of the Pledgor under this Agreement, except to the extent that Bank finally and unconditionally shall have realized indefeasible payment by such action or proceeding.

3. Collection of Proceeds.

3.1	Pledgor agrees to collect and enforce payment of all Collateral until Bank shall direct Pledgor to the contrary. Immediately upon notice to Pledgor by Bank following the occurrence and during the continuation of an Event of Default, Pledgor agrees to fully and promptly cooperate and assist Bank in the collection and enforcement of all Collateral and to hold in trust for Bank all payments received in connection with Collateral and from the sale, lease or other disposition of any Collateral, all rights by way of suretyship or guaranty and all rights in the nature of a lien or security interest which Pledgor now or later has regarding Collateral. Immediately upon and after such notice and following the occurrence and during the continuation of an Event of Default, Pledgor agrees to (a) endorse to Bank and immediately deliver to Bank all payments received on Collateral or from the sale, lease or other disposition of any Collateral or arising from any other rights or interests of Pledgor in the Collateral, in the form received by Pledgor without commingling with any other funds, and (b) immediately deliver to Bank all property in Pledgor’s possession or later coming into Pledgor’s possession through enforcement of Pledgor’s rights or interests in the Collateral. Pledgor irrevocably authorizes Bank or any Bank employee or agent to, following the occurrence and during the continuation of an Event of Default, endorse the name of Pledgor upon any checks or other items which are received in payment for any Collateral, and to do any and all things necessary in order to reduce these items to money. Bank shall have no duty as to the collection or protection of Collateral or the proceeds of it, nor as to the preservation of any related rights, beyond the use of reasonable care in the custody and preservation of Collateral in the possession of Bank. Pledgor agrees to take all steps necessary to preserve rights against prior parties with respect to the Collateral. Nothing in this Section 3.1 shall be deemed a consent by Bank to any sale, lease or other disposition of any Collateral.

3.2	Pledgor agrees that immediately upon Bank’s request (whether or not any Event of Default exists), the Indebtedness shall be on a “remittance basis” in accordance with the following. In connection therewith, Pledgor shall at its sole expense establish and maintain (and Bank, at Bank’s option, may establish and maintain at Pledgor’s expense):

(a)	A United States Post Office lock box (the “Lock Box”), to which Bank shall have exclusive access and control. Pledgor expressly authorizes Bank, from time to time, to remove contents from the Lock Box, for disposition in accordance with this Agreement. Pledgor agrees to notify all account debtors and other parties obligated to Pledgor that all payments made to Pledgor (other than payments by electronic funds transfer) shall be remitted, for the credit of Pledgor, to the Lock Box, and Pledgor shall include a like statement on all invoices; and

(b)	A non-interest bearing deposit account with Bank which shall be titled as designated by Bank (the “Cash Collateral Account”) to which Bank shall have exclusive access and control. Pledgor agrees to notify all account debtors and other parties obligated to Pledgor that all payments made to Pledgor by electronic funds transfer shall be remitted to the Cash Collateral Account, and Pledgor, at Bank’s request, shall include a like statement on all invoices. Pledgor shall execute all documents and authorizations as required by Bank to establish and maintain the Lock Box and the Cash Collateral Account.

3.3	All items or amounts which are remitted to the Lock Box, to the Cash Collateral Account, or otherwise delivered by or for the benefit of Pledgor to Bank on account of partial or full payment of, or with respect to, any Collateral shall, at Bank’s option, (a) be applied to the payment of the Indebtedness, whether then due or not, in such order or at such time of application as Bank may determine in its sole discretion, or (b) be deposited to the Cash Collateral Account. Pledgor agrees that Bank shall not be liable for any loss or damage which Pledgor may suffer as a result of Bank’s processing of items or its exercise of any other rights or remedies under this Agreement, including without limitation indirect, special or consequential damages, loss of revenues or profits, or any claim, demand or action by any third party arising out of or in connection with the processing of items or the exercise of any other rights or remedies under this Agreement. Pledgor agrees to indemnify and hold Bank harmless from and against all such third party claims, demands or actions, and all related expenses or liabilities, including, without limitation, attorneys’ fees, INCLUDING CLAIMS, DAMAGES, FINES, EXPENSES, LIABILITIES OR CAUSES OF ACTION OF WHATEVER KIND RESULTING FROM BANK’S OWN NEGLIGENCE, except to the extent (but only to the extent) caused by Bank’s gross negligence or willful misconduct.

4.	Defaults, Enforcement and Application of Proceeds.

4.1	The occurrence or existence of any Event of Default as defined in the Credit Agreement shall constitute an “Event of Default” under this Agreement.

4.2	Upon the occurrence and at any time during the continuance or existence of any Event of Default, Bank may at its discretion and without prior notice to Pledgor declare any or all of the Indebtedness to be immediately due and payable, and shall have and may exercise any right or remedy available to it including, without limitation, any one or more of the following rights and remedies:

(a)	Exercise all the rights and remedies upon default, in foreclosure and otherwise, available to secured parties under the provisions of the Uniform Commercial Code and other applicable law;

(b)	Institute legal proceedings to foreclose upon the lien and security interest granted by this Agreement, to recover judgment for all amounts then due and owing as Indebtedness, and to collect the same out of any Collateral or the proceeds of any sale of it;

(c)	Institute legal proceedings for the sale, under the judgment or decree of any court of competent jurisdiction, of any or all Collateral; and/or

(d)	Personally or by agents, attorneys, or appointment of a receiver, enter upon any premises where Collateral may then be located, and take possession of all or any of it and/or render it unusable; and without being responsible for loss or damage to such Collateral, hold, operate, sell, ship, reclaim, recover, store, finish, maintain, repair, lease, or dispose of all or any Collateral at one or more public or private sales, leasings or other dispositions, at places (including, without limit, Pledgor’s premises) and times and on terms and conditions as Bank may deem fit, without any previous demand or advertisement; and except as provided in this Agreement, all notice of sale, lease or other disposition, and advertisement, and other notice or demand, any right or equity of redemption, and any obligation of a prospective purchaser or lessee to inquire as to the power and authority of Bank to sell, lease, or otherwise dispose of the Collateral or as to the application by Bank of the proceeds of sale or otherwise, which would otherwise be required by, or available to Pledgor under, applicable law are expressly waived by Pledgor to the fullest extent permitted.

At any sale pursuant to this Section 4.2, whether under the power of sale, by virtue of judicial proceedings or otherwise, it shall not be necessary for Bank or a public officer under order of a court to have present physical or constructive possession of Collateral to be sold. The recitals contained in any conveyances and receipts made and given by Bank or the public officer to any purchaser at any sale made pursuant to this Agreement shall, to the extent permitted by applicable law, conclusively establish the truth and accuracy of the matters stated (including, without limit, as to the amounts of the principal of and interest on the Indebtedness, the accrual and nonpayment of it and advertisement and conduct of the sale); and all prerequisites to the sale shall be presumed to have been satisfied and performed. Upon any sale of any Collateral, the receipt of the officer making the sale under judicial proceedings or of Bank shall be sufficient discharge to the purchaser for the purchase money, and the purchaser shall not be obligated to see to the application of the money. Any sale of any Collateral under this Agreement shall be a perpetual bar against Pledgor with respect to that Collateral. At any sale or other disposition of the Collateral pursuant to this Section 4.2, Bank disclaims all warranties which would otherwise be given under the Uniform Commercial Code, including, without limit, a disclaimer of any warranty relating to title, possession, quiet enjoyment or the like, and Bank may communicate these disclaimers to a purchaser at such disposition. This disclaimer of warranties will not render the sale commercially unreasonable. Bank may, in its discretion, bid and purchase any of the Collateral at any sale pursuant to this Section 4.2.

4.3	Pledgor shall at the request of Bank, notify the account debtors or obligors of Bank’s security interest in the Collateral and direct payment of it to Bank. Bank may, itself, upon the occurrence and at any time during the continuance or existence of any Event of Default, so notify the account debtors or obligors of Bank’s security interest in the Collateral and direct such account debtors or obligors to make payments directly to Bank. At the request of Bank, whether or not an Event of Default shall have occurred, Pledgor shall immediately take such actions as Bank shall request to establish exclusive control (as defined in the Uniform Commercial Code) by Bank over any Collateral which is of such a nature that perfection of a security interest may be accomplished by control.

4.4	The proceeds of any sale or other disposition of Collateral authorized by this Agreement shall be applied by Bank first upon all expenses authorized by the Uniform Commercial Code and all reasonable attorney fees and legal expenses incurred by Bank; the balance of the proceeds of the sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal, then to remaining Indebtedness and the surplus, if any, shall be paid over to Pledgor or to such other person(s) as may be entitled to it under applicable law. Pledgor shall remain liable for any deficiency, which it shall pay to Bank immediately upon demand. Pledgor agrees that Bank shall be under no obligation to accept any noncash proceeds in connection with any sale or disposition of Collateral unless failure to do so would be commercially unreasonable. If Bank agrees in its sole discretion to accept noncash proceeds (unless the failure to do so would be commercially unreasonable), Bank may ascribe any commercially reasonable value to such proceeds. Without limiting the foregoing, Bank may apply any discount factor in determining the present value of proceeds to be received in the future or may elect to apply proceeds to be received in the future only as and when such proceeds are actually received in cash by Bank.

4.5	Nothing in this Agreement is intended, nor shall it be construed, to preclude Bank from pursuing any other right or remedy provided by law or in equity for the collection of the Indebtedness or for the recovery of any other sum to which Bank may be entitled for the breach of this Agreement by Pledgor. Nothing in this Agreement shall reduce or release in any way any rights or security interests of Bank contained in any existing agreement between Borrower, Pledgor or any Guarantor and Bank.

4.6	No waiver of default or consent to any act by Pledgor shall be effective unless in writing and signed by an authorized officer of Bank. No waiver of any default or forbearance on the part of Bank in enforcing any of its rights under this Agreement shall operate as a waiver of any other default or of the same default on a future occasion or of any rights.

4.7	Pledgor (a) irrevocably appoints Bank or any agent of Bank (which appointment is coupled with an interest) the true and lawful attorney-in-fact of Pledgor (with full power of substitution) in the name, place and stead of, and at the expense of, Pledgor and (b) authorizes Bank or any agent of Bank, in its own name, at Pledgor’s expense, to do any of the following, as Bank, in its sole discretion, deems appropriate:

(i)	upon the occurrence and at any time during the continuance or existence of any Event of Default, to demand, receive, sue for, and give receipts or acquittances for any moneys due or to become due on any Collateral and to endorse any item representing any payment on or proceeds of the Collateral;

(ii)	to execute and/or file in the name of and on behalf of Pledgor all financing statements or other filings deemed necessary or desirable by Bank to evidence, perfect, or continue the security interests granted in this Agreement; and

(iii)	upon the occurrence and at any time during the continuance or existence of any Event of Default, to do and perform any act on behalf of Pledgor permitted or required under this Agreement.

4.8	Upon the occurrence and at any time during the continuance or existence of an Event of Default, Pledgor also agrees, upon request of Bank, to assemble the Collateral and make it available to Bank at any place designated by Bank which is reasonably convenient to Bank and Pledgor. Bank may take any and all actions that it deems necessary or appropriate to protect the Collateral and its security interest in the Collateral, and all costs and expenses for the same shall be added to the Indebtedness and shall be payable upon demand. All risks of loss, damage or destruction to the Collateral shall be borne by Pledgor.

4.9	The following shall be the basis for any finder of fact’s determination of the value of any Collateral which is the subject matter of a disposition giving rise to a calculation of any surplus or deficiency under the Uniform Commercial Code: (a) the Collateral which is the subject matter of the disposition shall be valued in an “as is” condition as of the date of the disposition, without any assumption or expectation that such Collateral will be repaired or improved in any manner; (b) the valuation shall be based upon an assumption that the transferee of such Collateral desires a resale of the Collateral for cash promptly (but no later than 30 days) following the disposition; (c) all reasonable closing costs customarily borne by the seller in commercial sales transactions relating to property similar to such Collateral shall be deducted, including, without limitation, brokerage commissions, tax prorations, attorneys’ fees, whether inside or outside counsel is used, and marketing costs; (d) the value of the Collateral which is the subject matter of the disposition shall be further discounted to account for any estimated holding costs associated with maintaining such Collateral pending sale (to the extent not accounted for in (c) above), and other maintenance, operational and ownership expenses; and (e) any expert opinion testimony given or considered in connection with a determination of the value of such Collateral must be given by persons having at least 5years experience in appraising property similar to the Collateral and who have conducted and prepared a complete written appraisal of such Collateral taking into consideration the factors set forth above. The “value” of any such Collateral shall be a factor in determining the amount of proceeds which would have been realized in a disposition to a transferee other than a secured party, a person related to a secured party or a secondary obligor under the Uniform Commercial Code.

5.	Miscellaneous.

5.1	Until Bank is advised in writing by Pledgor to the contrary, all notices, requests and demands required under this Agreement or by law shall be given to, or made upon, Pledgor at the following address:

851 Broken Sound Parkway NW #215
STREET ADDRESS

Boca Raton	Florida	33487	Palm Beach
CITY	STATE	ZIP CODE	COUNTY

5.2	Pledgor will give Bank not less than ninety (90) days’ prior written notice of all contemplated changes in Pledgor’s name, location, chief executive office, principal place of business, and/or location of any Collateral, but the giving of this notice shall not cure any Event of Default caused by this change.

5.3	Bank assumes no duty of performance or other responsibility under any contracts contained within the Collateral.

5.4	Bank has the right to sell, assign, transfer, negotiate or grant participations or any interest in, any or all of the Indebtedness and any related obligations, including without limit this Agreement. In connection with the above, but without limiting its ability to make other disclosures to the full extent allowable, Bank may disclose all documents and information which Bank now or later has relating to Pledgor, the Indebtedness or this Agreement, however obtained. Pledgor further agrees that Bank may provide information relating to this Agreement or relating to Pledgor or the Indebtedness to Bank’s parent, affiliates, subsidiaries, and service providers.

5.5	In addition to Bank’s other rights, any indebtedness owing from Bank to Pledgor (including, without limitation, amounts maintained by Pledgor as deposit accounts (as such term is defined in the Uniform Commercial Code) with Bank) can be set off and applied by Bank on any Indebtedness at any time(s) either before or after maturity or demand without notice to anyone. Any such action shall not constitute (a) acceptance of collateral in discharge of any portion of the Indebtedness, (b) a retention of collateral in satisfaction of an obligation within the meaning of the Uniform Commercial Code, or (c) if the Indebtedness is secured by California real estate, an action under California Code of Civil Procedure 726.

5.6	Pledgor, to the extent not expressly prohibited by applicable law, waives any right to require Bank to: (a) proceed against any person or property; (b) give notice of the terms, time and place of any public or private sale of personal property security held from Borrower or any other person, or otherwise comply with the provisions of the Uniform Commercial Code; or (c) pursue any other remedy in Bank’s power. Pledgor waives notice of acceptance of this Agreement and presentment, demand, protest, notice of protest, dishonor, notice of dishonor, notice of default, notice of intent to accelerate or demand payment of any Indebtedness, any and all other notices to which the Pledgor might otherwise be entitled, and diligence in collecting any Indebtedness, and agrees that any modification to the terms of the Indebtedness will not affect in any manner the unconditional obligation of Pledgor under this Agreement. Pledgor unconditionally and irrevocably waives each and every defense and setoff of any nature which, under principles of guaranty or otherwise, would operate to impair or diminish in any way the obligation of Pledgor under this Agreement, and acknowledges that such waiver is by this reference incorporated into each security agreement, collateral assignment, pledge and/or other document from Pledgor now or later securing the Indebtedness, and acknowledges that as of the date of this Agreement no such defense or setoff exists. Pledgor ratifies and approves all acts of Bank acting in its capacity as Pledgor’s attorney-in-fact under this Agreement. Neither Bank nor its attorney-in-fact will be liable for any acts or omissions or for any error of judgment or mistake of fact or law.

5.7	Pledgor hereby absolutely, unconditionally, knowingly, and expressly waives any and all rights (whether by subrogation, indemnity, reimbursement, or otherwise) to recover from any other person any amounts paid or the value of any Collateral given by Pledgor pursuant to this Agreement until such time as all of the Indebtedness has been fully paid.

5.8	In the event that applicable law shall obligate Bank to give prior notice to Pledgor of any action to be taken under this Agreement, Pledgor agrees that a written notice given to Pledgor at least ten (10) days before the date of the act shall be reasonable notice of the act and, specifically, reasonable notification of the time and place of any public sale or of the time after which any private sale, lease, or other disposition is to be made, unless a shorter notice period is reasonable under the circumstances (including, without limitation, if the Collateral, or any portion thereof, is perishable or threatens to decline speedily in value). A notice shall be deemed to be given under this Agreement when delivered to Pledgor or when placed in an envelope addressed to Pledgor and deposited, with postage prepaid, in a post office or official depository under the exclusive care and custody of the United States Postal Service or delivered to an overnight courier. The mailing shall be by overnight courier, certified, or first class mail.

5.9	Notwithstanding any prior revocation, termination, surrender, or discharge of this Agreement in whole or in part, the effectiveness of this Agreement shall automatically continue or be reinstated, as the case may be, in the event that any payment received or credit given by Bank in respect of the Indebtedness is returned, disgorged, or rescinded under any applicable law, including, without limitation, bankruptcy or insolvency laws, in which case this Agreement, shall be enforceable against Pledgor as if the returned, disgorged, or rescinded payment or credit had not been received or given by Bank, and whether or not Bank relied upon this payment or credit or changed its position as a consequence of it. In the event of continuation or reinstatement of this Agreement, Pledgor agrees upon demand by Bank to execute and deliver to Bank those documents which Bank determines are appropriate to further evidence (in the public records or otherwise) this continuation or reinstatement, although the failure of Pledgor to do so shall not affect in any way the reinstatement or continuation.

5.10	This Agreement and all the rights and remedies of Bank under this Agreement shall inure to the benefit of Bank’s successors and assigns and to any other holder who derives from Bank title to or an interest in the Indebtedness or any portion of it, and shall bind Pledgor and the heirs, legal representatives, successors, and assigns of Pledgor. Nothing in this Section 5.10 is deemed a consent by Bank to any assignment by Pledgor.

5.11	If there is more than one Pledgor, each Pledgor agrees that all undertakings, warranties and covenants made by Pledgor and all rights, powers and authorities given to or conferred upon Bank are made or given jointly and severally, and each reference to the term Pledgor shall mean each and every Pledgor a party hereto, individually and collectively, jointly and severally.

5.12	Except as otherwise expressly provided in this Agreement, all terms in this Agreement which are defined in the Uniform Commercial Code shall have the meanings assigned to them in the applicable Division/Section of the Uniform Commercial Code, as those meanings may be amended, supplemented, revised or replaced from time to time. “Uniform Commercial Code” means the Uniform Commercial Code (or other similarly named statute if not specifically referred to as the Uniform Commercial Code) of the Applicable State, as amended, supplemented, revised or replaced from time to time. Notwithstanding the foregoing, the parties intend that the terms used herein which are defined in the Uniform Commercial Code have, at all times, the broadest and most inclusive meanings possible. Accordingly, if the Uniform Commercial Code shall in the future be amended or held by a court to define any term used herein more broadly or inclusively than the Uniform Commercial Code in effect on the date of this Agreement, then such term, as used herein, shall be given such broadened meaning. If the Uniform Commercial Code shall in the future be amended or held by a court to define any term used herein more narrowly, or less inclusively, than the Uniform Commercial Code in effect on the date of this Agreement, such amendment or holding shall be disregarded in defining terms used in this Agreement. The term “Applicable State”, as used herein, shall mean Texas.

5.13	No single or partial exercise, or delay in the exercise, of any right or power under this Agreement, shall preclude other or further exercise of the rights and powers under this Agreement. The unenforceability of any provision of this Agreement shall not affect the enforceability of the remainder of this Agreement. This Agreement constitutes the entire agreement of Pledgor and Bank with respect to the subject matter of this Agreement. No amendment or modification of this Agreement shall be effective unless the same shall be in writing and signed by Pledgor and an authorized officer of Bank

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE APPLICABLE STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

5.14	To the extent that any of the Indebtedness is payable upon demand, nothing contained in this Agreement shall modify the terms and conditions of that Indebtedness nor shall anything contained in this Agreement prevent Bank from making demand, without notice and with or without reason, for immediate payment of any or all of that Indebtedness at any time(s), whether or not an Event of Default has occurred.

5.15	Pledgor represents and warrants that Pledgor’s exact name is the name set forth in this Agreement. Pledgor further represents and warrants the following and agrees that Pledgor is, and at all times shall be, located in the following place:

Pledgor is a registered organization which is organized under the laws of one of the states comprising the United States (e.g. corporation, limited partnership, registered limited liability partnership or limited liability company), and Pledgor is located (as determined pursuant to the Uniform Commercial Code) in the state under the laws of which it was organized, which is (state): Delaware.

The Collateral, and Pledgor’s books and records pertaining to the Collateral, is located at and shall be maintained at the following location(s) and/or the location(s) identified on an Exhibit attached hereto (if any):

851 Broken Sound Parkway NW #215
STREET ADDRESS

Boca Raton	Florida	33487	Palm Beach
CITY	STATE	ZIP CODE	COUNTY

5.16	A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement under the Uniform Commercial Code and may be filed by Bank in any filing office.

5.17	This Agreement shall be terminated only by the filing of a termination statement in accordance with the applicable provisions of the Uniform Commercial Code.

5.18	Pledgor agrees to reimburse Bank upon demand for any and all costs and expenses (including, without limit, court costs, legal expenses and reasonable attorneys’ fees, whether inside or outside counsel is used, whether or not suit is instituted and, if suit is instituted, whether at the trial court level, appellate level, in a bankruptcy, probate or administrative proceeding or otherwise) incurred in enforcing or attempting to enforce this Agreement or any of the duties or obligations of Pledgor under this Agreement or in establishing, determining, continuing or defending the validity or priority of Bank’s security interest under this Agreement or in exercising or attempting to exercise any right or remedy under this Agreement or incurred in any other matter or proceeding relating to this Agreement.

5.19	All payments to be made hereunder by Pledgor shall be made in lawful money of the United States of America at the time of payment, shall be made in immediately available funds, and shall be made without deduction (whether for taxes or otherwise) or offset.

5.20	No right or remedy under this Agreement is intended to be exclusive of any other remedy, but each and every right and remedy shall be cumulative and in addition to any and every other right or remedy given under this Agreement, under any other agreement(s) and those provided by law or in equity. No exercise by Bank of one right or remedy shall be deemed to be an election. No delay or omission by Bank to exercise any right under this Agreement shall impair any such right nor be construed to be a waiver thereof. No failure on the part of Bank to exercise, and no delay in exercising, any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

5.21	Pledgor hereby acknowledges and agrees that the references to Borrower set forth herein shall be applicable to the extent that Pledgor and Borrower are not the same person or entity.

6.	PLEDGOR AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE INDEBTEDNESS.

7.	THIS WRITTEN LOAN AGREEMENT (AS DEFINED BY SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE) REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Appears on the Following Page]

[Signature Page to Security Agreement]

IN WITNESS WHEREOF, Pledgor has executed this Agreement as of the day and year first above written.

PLEDGOR:

SENSUS HEALTHCARE, INC., a Delaware corporation

By:	/s/ Michael Sardano
Name:	Michael Sardano
Title:	President

FOR BANK USE ONLY:

Borrower(s):

SENSUS HEALTHCARE, INC., a Delaware corporation

Dynamic Security Agreement